COX TECHNOLOGIES, INC.

               10% SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE
                                    DUE 2005


$2,500,000.00                                        Mooresville, North Carolina
                                                                  March 10, 2000

         FOR VALUE RECEIVED, the undersigned, COX TECHNOLOGIES, INC., an Arizona corporation (the "Company"), promises to pay to TECHNOLOGY INVESTORS, LLC, a North Carolina limited liability company, or its permitted assigns (the "Holder"), the principal sum of TWO MILLION FIVE HUNDRED THOUSAND Dollars ($2,500,000) on March 10, 2005 (the "Maturity Date"), with interest thereon as provided herein.

         1. NOTE PURCHASE AGREEMENT. This senior subordinated promissory note (this "Note") is the Note issued pursuant to the Note Purchase Agreement, dated as of the date hereof (the "Note Purchase Agreement"), between the Company and the purchaser named therein, and the Holder is subject to the terms and entitled to the benefits of this Note and the Note Purchase Agreement and may enforce the agreements of the Company contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION HAVE THE MEANINGS ASSIGNED THERETO IN THE NOTE PURCHASE AGREEMENT.

         2. INTEREST. Subject to the terms and conditions hereof, the Company promises to pay interest on the principal amount of this Note at the rate of 10% per annum, payable in arrears on the Maturity Date. Interest on this Note shall accrue from the date of issuance until repayment of the principal and payment of all accrued interest and premium in full, shall be computed on the basis of a 365-day year. The accrued interest shall compound annually.

         3.       OPTIONAL PREPAYMENT

                  (a) After March 10, 2002 and upon notice given to the Holder as provided in Section 3(b), the Company, at its option, may at any time prepay all or any portion of this Note, by paying an amount equal to the outstanding principal amount of this Note, or the portion of this Note called for prepayment, together with interest accrued and unpaid thereon to the date fixed for prepayment, and all other amounts due under this Note and the Note Purchase Agreement. No provision of this Section 3(a) shall abridge or impair the Holder's ability to exercise its conversion rights pursuant to Section 5 of this Note.

                  (b) The Company shall give written notice of prepayment of this Note or any portion thereof pursuant to Section 3(a) not less than 90 days prior to the date fixed for such prepayment. Upon the giving of notice of prepayment by the Company, the Company covenants and agrees that it will prepay, on the date therein fixed for prepayment, this Note or the portion hereof so called for prepayment, by paying an amount equal to the outstanding principal amount hereof or the portion hereof so called for prepayment together with interest accrued and unpaid thereon to the date fixed for such prepayment, and all other amounts due under this Note and the Note Purchase Agreement.

                  (c) All optional prepayments under Section 3 of this Note shall be applied first to any amount other than accrued interest and principal that are payable hereunder and under the Note Purchase Agreement, if any, then to payment of accrued interest and thereafter to payment of principal.

         4.       MANDATORY PREPAYMENTS

                  (a) If, at any time while this Note is outstanding, any of the following events occurs (each such event, a "Mandatory Prepayment Event"), then, at the option of the Holder, the Company shall make a mandatory prepayment of this Note in whole or in part at the time of such Mandatory Prepayment Event:

                           (i)     the consummation of any Organic Change; or

                           (ii)    the occurrence of a Change of Control.

                  (b) The Company shall give written notice to the Holder of any of the Mandatory Prepayment Events described in this Section 4 not less than 15 nor more than 60 days prior to the proposed closing date thereof describing in reasonable detail such transaction and the proposed closing date. Upon receipt of such notice, the Holder shall have a period of 10 days in which to notify the Company of the principal amount of this Note or portion thereof to be prepaid. Upon receipt of such notice from the Holder, the Company covenants and agrees it will prepay, on the closing date of such transaction, this Note or the portion thereof subject to prepayment by paying an amount equal to the outstanding principal amount hereof subject to prepayment together with interest accrued and unpaid thereon. Each such prepayment shall be applied as provided in Section 3(c) hereof.

                  (c) No provision of this Section 4 shall abridge or impair the Holder's ability to exercise its conversion rights pursuant to Section 5 of this Note.

         5.       CONVERSION

                  (a) General. The Holder may convert the principal amount of this Note and interest accrued thereon into Common Stock of the Company at any time on or before the close of business on March 10, 2005. If this Note is to be prepaid pursuant to Section 3 of this Note, the Holder may convert all or a portion of it at any time prior to the close of business on the date fixed for such prepayment. If this Note is to be prepaid because of a Mandatory Prepayment Event pursuant to Section 4 of this Note, the Holder may convert all or a portion of it at any time prior to the date on which the Holder makes notification to the Company pursuant to Section 4 of this Note.

                  (b) Conversion Rate. This Note may be converted into a number of shares of Common Stock computed by dividing (i) the aggregate principal amount of the Note and interest accrued thereon by (ii) the Conversion Price then in effect. The Company shall deliver cash or a check in lieu of any fractional share of Common Stock.

                  (c) Conversion Price. The initial conversion price for the Note (the "Conversion Price") shall be $1.25. In order to prevent dilution of the conversion rights granted under this Section 5, the initial Conversion Price shall be subject to adjustment from time to time pursuant to Sections 5(h) and 5(i) of this Note.

                  (d) Conversion Procedures. To convert this Note a Holder must
(1) complete and manually sign the conversion notice in the form attached to this Note (or complete and manually sign a facsimile of such notice) and deliver such notice to the Company at the office maintained by the Company for such purpose, (2) surrender this Note to the Company, (3) furnish appropriate endorsements and transfer documents if required by the Company and (4) pay any transfer or similar tax, if required. The date on which the Holder of this Note satisfies all of the preceding requirements is the conversion date (the "Conversion Date"). As soon as practicable, but in no event later than the seventh Business Day, after the Conversion Date the Company shall deliver to the Holder a certificate for the number of full shares of Common Stock issuable upon the conversion and cash in lieu of any fractional share determined pursuant to
Section 5(e) of this Note. The Person in whose name the certificate is registered shall be treated as a shareholder of record on and after the Conversion Date. Upon conversion of this Note, such Person shall no longer be a Holder of such Note. Upon surrender of a Note that is converted in part, the Company shall execute and deliver to the Holder a new Note in an authorized denomination equal in principal amount of the unconverted portion of the Note surrendered. If the last day on which a Note may be converted is not a Business Day, the Note may be surrendered on the next succeeding Business Day.

                  (e) Cash Payments in Lieu of Fractional Shares. The Company shall not issue a fractional share of Common Stock upon conversion of a Note. Instead the Company shall deliver cash for the fractional share

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

at a value of $1.25 per share. Such value shall be subject to adjustment in certain events described in Sections 5(h) and 5(i) of this Note.

                  (f) Taxes on Conversion. If a Holder converts this Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion.

                  (g) Company to Provide Stock. All shares of Common Stock delivered upon conversion of this Note shall be (i) newly issued shares or treasury shares, (ii) duly authorized, validly issued and fully paid and nonassessable; (iii) free from preemptive rights; (iv) free of any Lien or adverse claim; and (iv) free of any restriction on transfer other than transfer restrictions, if any, imposed by the Securities Act.

                  (h) Common Stock Subdivision or Combination. If the Company at any time subdivides (by a stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to the subdivision shall be proportionately reduced; and if the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment of the Conversion Price under this Section 5(h) shall become effective as and when the subdivision or combination becomes effective. If the Company declares and pays any cash dividend on its Common Stock, then on the payment date for such dividend, the Holder shall receive a cash payment equal in amount to the cash dividend that would have been paid on the shares of Common Stock issuable upon conversion of the Note immediately prior to such payment date.

                  (i) Organic Change. Prior to the consummation of any Organic Change with respect to which the Holder has elected not to require a mandatory prepayment pursuant to Section 4 of this Note, the Company shall make appropriate provisions (in form and substance satisfactory to Holder) to ensure that each Holder shall have the right to receive upon conversion of the Note, in lieu of the shares of Common Stock that the Holder otherwise would have been entitled to receive upon conversion, the stock, securities or assets that the Holder would have received in connection with the Organic Change if the Holder had converted the Holder's Note immediately prior to the Organic Change. The Company shall also make appropriate provisions (in form and substance satisfactory to Holder) to insure that the provisions of Section 5 of this Note will continue to be applicable to the Note (including, in the case of any Organic Change in which the successor or purchasing corporation is other than the Company, an immediate adjustment of the Conversion Price to the value of the Common Stock reflected by the terms of the Organic Change, if the value so reflected is less than the Conversion Price in effect immediately prior to the Organic Change). The Company shall not effect any Organic Change unless, prior to the consummation of the Organic Change, the successor corporation (if other than the Company) or the purchasing corporation assumes by written instrument (in form and substance reasonably satisfactory to Holder) the obligation to deliver to the Holder such shares of stock, securities or assets that the Holder is entitled to receive in accordance with this Section 5(i).

                  (j) Notices. Immediately upon any adjustment of the Conversion Price, the Company shall give written notice of the adjustment to the holder of the Note. The Company shall also give written notice to the holder of the Note at least 20 days prior to the date on which the Company closes its books or takes a record (i) with respect to the payment of any dividend or distribution to stockholders, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any liquidation, dissolution, winding up of the Company or Organic Change.

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
        6. DEFAULTS AND REMEDIES

          (a) Events of Default. An "Event of Default" shall occur hereunder if:

                            (i) the Company shall default in the payment of the principal of this Note, when and as the same shall become due and payable, whether on the Maturity Date or at a date fixed for prepayment or by acceleration or otherwise; or

                            (ii) the Company shall default in the payment of interest on this Note, when and as the same shall become due and payable, whether on the Maturity Date or at a date fixed for prepayment or by acceleration or otherwise; or

                            (iii) the Company shall default in the due observance or performance of any covenant, condition or agreement to be observed or performed pursuant to the terms of this Note or pursuant to the terms of the Note Purchase Agreement and such default is not remedied by the Company or waived by the Holder within 30 days after receipt by the Company of notice from the Holder of such default; or

                            (iv) any representation, warranty, certification or statement made by or on behalf of the Company in the Note Purchase Agreement or the Note shall have been incorrect in any material respect when made; or

                            (v) the Company shall default (as principal or guarantor) in the payment of any Indebtedness (other than this Note or the indebtedness arising under the Credit Agreement) in an amount, individually or in the aggregate, in excess of $2,500,000 when and as the same shall become due and payable whether at stated or scheduled maturity, by acceleration or otherwise, or the Company shall default in the performance or observance of any covenant, condition or agreement contained in any such Indebtedness, if, in each case, the effect of such failure to pay or perform or observe is to cause or permit the holder or holders thereof to cause such Indebtedness to become or be declared, to be prepaid, redeemed, purchased or defeased due prior to its stated maturity, whether or not such default is waived by such holder or holders; or

                            (vi) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of the Company or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or a similar official for the Company or for a substantial part of its property or assets, or (C) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered; or

                            (vii) the Company shall (A) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding for the filing of any petition described in paragraph (vi) of this Section 6(a), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, or for a substantial part of its property or assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors, (F) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (G) take any action for the purpose of effecting any of the foregoing; or

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
                            (viii) one or more judgments, writs or warrants of attachment, executions or similar processes for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company to enforce any such judgment; or

                            (ix)the occurrence of a Change of Control; or

                            (x) any one or more licenses, permits,
          accreditations or authorizations of the Company or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Company or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; or

                            (xi) any one or more Environmental Claims shall have been asserted against the Company or any of its Subsidiaries (or a reasonable basis shall exist therefor); or the Company and its Subsidiaries have incurred or would be reasonably likely to incur liability as a result thereof; and such liability, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect; or

                            (xii) there shall occur (A) any uninsured damage to, or loss, theft or destruction of, any properties of the Company and its Subsidiaries having an aggregate fair market value in excess of $2,500,000 or (B) any labor dispute, act of God or other casualty that has or would be reasonably likely to have a Material Adverse Effect.

                 (b) Acceleration. If an Event of Default occurs under Section 6(a)(vi) or (vii), then the outstanding principal of and interest on this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Holder by written notice to the Company, may declare the principal of and interest on this Note to be due and payable immediately. Upon any such declaration of acceleration, such principal, interest and premium shall become immediately due and payable and, subject to Section 7 hereof, the Holder shall be entitled to exercise all of its rights and remedies hereunder and under the Note Purchase Agreement whether at law or in equity.

        7. SUBORDINATION. The Company, for itself and its successors and assignees, covenants and agrees, and the Holder of this Note, by its acceptance hereof, shall be deemed to have agreed, that the payment from whatever source of the indebtedness of the Company evidenced by this Note, including the principal hereof and interest hereon, shall only be subordinate and junior in right of payment to the prior payment in full of the indebtedness outstanding under those certain credit agreements (and related outstanding promissory notes) in effect as of the date of this Note by and between Wachovia Bank, N.A. ("Wachovia") and the Company and any refinancing thereof in the future by Wachovia or any other bank ("Bank Debt"). The Company, for itself and its successors and assignees, covenants and agrees that any Indebtedness other than Bank Debt now existing or arising after the date of this Note shall be, except as expressly agreed to in advance by the Holder, subordinate and junior in right of payment to the prior payment in full of the indebtedness outstanding under this Note, including the principal hereof and interest hereon.

         8. ENFORCEMENT. Upon the occurrence of any one or more Events of Default, the Holder may proceed to protect and enforce its rights and remedies hereunder in accordance with the provisions of Section 8(q) of the Note Purchase Agreement.

         9. REMEDIES CUMULATIVE. No remedy herein conferred upon the Holder is intended to be exclusive of any other remedy

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

and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. To the extent permitted by applicable law, the Company and the Holder waive presentment for payment, demand, protest and notice of dishonor.

         10. HOLDER; RESTRICTIONS ON TRANSFER. The term "Holder" as used herein shall also include any permitted transferee of this Note. This Note shall not be transferable without the prior written consent of the Company.

         11. PAYMENTS. All payments and prepayments of principal of and interest on this Note shall be made in lawful money of the United States of America.

         12. COVENANTS BIND SUCCESSORS AND ASSIGNS. All the covenants, stipulations, promises and agreements contained in this Note by or on behalf of the Company shall bind its successors and assigns, whether so expressed or not.

         13. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of North Carolina regardless of conflicts of law principles.

         14. VARIATION IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         15. HEADINGS. The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         16. DEFINITIONS

                  "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

                  "Organic Change" means any capital reorganization, consolidation, merger or sale of all or substantially all of the Company's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon a subsequent liquidation of the Company) stock, securities or assets in respect of or in exchange for Common Stock.

                  "Market Price" of any security means the average of the closing prices of such security's sales on all securities exchanges (including, for purposes of this definition, The Nasdaq Stock Market ("Nasdaq")) on which such security may be listed at the time, or, if there have been no sales on any such exchange on any day, or, if on any day such security is not traded, the average of the representative bid and asked prices as of 4:00 p.m., New York time, or, if on any day such security is not listed on any securities exchange (including, for purposes of this definition, Nasdaq), the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the OTC Bulletin Board System, in each such case averaged over a period of 20 days consisting of the day as of which the "Market Price" is being determined and the 19 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange (including, for purposes of this definition, Nasdaq) or quoted on the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Company and the Holder of the Note. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Company and the holder of the Note. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

                  "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

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

         IN WITNESS WHEREOF, this Note has been executed by the Company by its duly authorized officer as of the day and year first above written.

                               COX TECHNOLOGIES, INC.


                               By: /s/ James L. Cox
                                  ---------------------------------------------
                                  Name:   James L. Cox
                                  Title:  President and Chief Executive Officer

                                CONVERSION NOTICE

To: Cox Technologies, Inc.

         The undersigned registered holder of this Note hereby exercises the option to convert this Note, or portion hereof designated below, for shares of Common Stock of Cox Technologies, Inc. in accordance with the terms of the Note and the Note Purchase Agreement referred to in this Note, and directs that the shares issuable and deliverable upon such conversion, together with any check in payment for fractional shares and any Note representing any unconverted principal amount hereof, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If shares or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

         This notice shall be deemed to be an irrevocable exercise of the option to convert this Note.

Dated:

                                          ----------------------------------

                                          ----------------------------------

                                                      Signature(s)

Fill in for registration of shares if to be delivered, and Notes if to be issued other than to and in the name of registered holder:


_________________________________       Principal amount  to be converted
(Name)                                  (if less than all):

---------------------------------       $
(Street Address)

---------------------------------       ---------------------------------
(City, state and zip code)              Social Security or Other Taxpayer Number